thatlook.com, Inc and
                         SUBSIDIARIES
               COMPUTATION OF PER SHARE EARNINGS
               PERIODS ENDED SEPTEMBER 30, 1999 AND 1998


                             QUARTERS           NINE MONTHS
                         1999      1998      1999      1998
                         ----      ----      ----      ----

BASIC LOSS PER SHARE:

Net Loss               $(377,944)    $(864,363)   $(798,147)   $(2,347,174)

Weighted Average
Shares Outstanding    12,057,483     11,009,846   11,663,772     11,009,846

Basic Losses Per
Share                        $(.03)         $(.08)       $(.07)         $(.21)

Diluted Losses Per
Share                        $(.03)         $(.08)       $(.07)         $(.21)


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